Exhibit 16.1

Crowe LLP
Independent Member Crowe Global

February 27, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on February 21, 2024, to be filed by our former client, Republic First Bancorp, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Crowe LLP

New York, New York

cc: Mr. Benjamin C. Duster, IV

Audit Committee Chairman

Republic First Bancorp, Inc.